Exhibit 10.1

July 13, 2020

By Email

Dr. Lydia Evans

RE:	Offer to Join the Board of Directors

Dear Lydia:

On behalf of RenovaCare, Inc. (the "Company"), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company's progress, I am pleased to extend to you an offer to join the Company's Board of Directors (the "Board''), and if asked to serve or chair any committee established by the Board, commencing on August I, 2020 (the "Commencement Date"), and to serve in such capacity until the next annual meeting of stockholders (or, stockholder consent in lieu of such annual meeting), or your earlier resignation or removal.

As compensation for your service on the Board, you will receive an annual retainer of $ 20,000, (the "Retainer") payable in four equal quarterly payments, in arrears, on the last business day of each calendar quarter (each a "Payment Date") of $5,000, plus reimbursement of certain out-of-pocket costs incurred in connection with your activities as a Board member. The Retainer shall be prorated for any portion of your tenure as a member of the Board which is less than a calendar quarter.

In addition, upon acceptance of your appointment to the Board, you will be granted on the Commencement Date stock options (collectively, the "Stock Option") to purchase up 20,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on its Principal Market (as defined below) on the Commencement Date. The options shall vest and exercisable as to 10,000 shares on the Commencement Date and as to the remaining 10,000 shares on the first anniversary of the Commencement Date. You may be eligible for future equity awards in the discretion of the Board.

The Company will reimburse you for any reasonable expenses incurred by you in connection with your travel on behalf of the Company, provided that you furnish the Company with invoices, with receipts and other appropriate supporting documentation evidencing such expenses within 30 days of incurrence, and otherwise comply with the Company's travel and expense reimbursement policies as may be in effect from time to time. Any expenditures of more than $250, individually, or collectively in any calendar quarter, shall require the Company's prior written approval.

In addition, the Company will provide you coverage under its D&O insurance policy as in effect from time to time.

In accepting this offer, you are representing to the Company (i) that you will devote adequate time and effort to perform your duties in a manner consistent with prevailing professional standards, (ii) that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board, and (iii) that you will not provide the Company with any documents, records, or other confidential information belonging to other parties. You further represent that during the term of your service on the Board, you will not engage in any activity that competes with or creates an actual conflict of interest with the Company, and that you will notify the Board before engaging in any activity that creates a potential conflict of interest with the Company.

As a condition of your service on the Board and in accordance with your fiduciary duty to the Company, you agree to hold in strict confidence and trust, and not to use or disclose, any confidential information you receive or learn in connection with your service on the Board. In the event your service on the Board is terminated for any reason, you agree to return to the Company any materials received by you in the course of your service relating to the Company or the Board or to retain the confidentiality of the confidential information you may have received until such time as such information is no longer confidential.

Your service on the Board is entirely "at wilf' for both you and the Company. As a result, you are free to terminate your role as a Board member at any time, for any reason. Similarly, you may be removed by the Company as a Board member at any time, with or without cause, subject only to compliance with applicable law and the Company's governing documents. Nothing in this letter creates any offer of employment or employment relationship between you and the Company.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company. We look forward to your serving as a member of the Board.

Sincerely,

RenovaCare, Inc.

Name: Alan L. Rubino

Title: President and Chief Executive Officer, and Member of the Board

The foregoing terms are agreed to and accepted on this 13th day of July 2020:

By: /s/ Lydia Evans

Name: Lydia Evans